Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S ANNOUNCES 2007

GROWTH PLANS AND EARNINGS GUIDANCE

2006 Earnings Guidance Reaffirmed;

Acquisition of Beijing Franchisee Announced

Highlights

•                  Projected 2007 earnings per share of $1.48 to $1.56 (excluding FIN 46)

•                  Projected domestic system-wide comparable sales increase of 1.5% to 2.5%

•                  Projected worldwide net unit openings of 225 to 250

•                  Projected international system-wide sales increase of 15% to 20%

•                  Earnings per share guidance for 2006 reaffirmed at $1.45 to $1.49 (base earnings projected at $1.35 to $1.39 per share, excluding an estimated $0.07 per share impact from 53rd week of operations and $0.03 per share impact related to the settlement of certain tax issues during the third quarter)

•                  Acquired franchise entity operating 5 restaurants and a Quality Control Center in Beijing, China

Louisville, Kentucky (December 7, 2006) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced its 2007 growth plans and earnings guidance.  The company projects earnings per share in the range of $1.48 to $1.56 for 2007.  The projected earnings guidance excludes any impact from the consolidation in accordance with FIN 46 of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity.

“On the heels of delivering industry-leading comparable sales growth performance in 2005 and 2006, and recently being named pizza chain of the year by PizzaMarketplace.com, our system has a lot of momentum,” commented Papa John’s president and chief executive officer Nigel Travis.  “We expect to continue solid growth in 2007, in terms of both sales and new restaurant openings.”

Significant 2007 Operational Assumptions

Restaurant Sales Growth — Domestic system-wide comparable sales are expected to increase 1.5% to 2.5% for 2007, with results for company-owned and franchised units expected to be relatively consistent.  Total sales growth for international restaurants is expected to range from 15% to 20%.

Unit Growth — Worldwide net unit growth is expected to be in the range of 225 to 250 units.  It is expected that the net unit growth will be approximately one-half domestic and one-half international.  This would represent approximately 4% to 5% domestic unit growth and approximately 30% to 35% international unit growth.  The proportion of domestic net unit growth that is company-owned versus franchised is expected to be in roughly the same proportion as the existing domestic restaurant portfolio (approximately 22% company-owned).  The company has stated that strategic acquisitions of franchise units will continue to be considered, potentially increasing the company-owned percentage of domestic units nearer 25% over the next few years.  International net unit growth is expected to primarily consist of franchise units, except for a small number of new company-owned units in the United Kingdom and Beijing, China.

Revenues — Consolidated revenues are expected to increase in the range of 5% to 7% over expected 2006 results, approaching $1.1 billion in 2007.  The acquisition of 57 domestic restaurants from franchisees during 2006 will favorably impact 2007 revenue growth, while the fact that 2006 included a 53rd week of operations and 2007 will consist of 52 weeks unfavorably impacts such growth.  Additionally, the expected increase in domestic system-wide comparable sales and the domestic and international net unit growth are favorable factors, partially offset by the impact of anticipated lower commodity costs (primarily cheese) on commissary revenues.

Operating Margin — Consolidated operating income as a percentage of revenues is expected to be relatively flat in 2007 as compared to 2006, excluding the approximately 20 basis point favorable impact on 2006 results from the 53rd week of operations.  Factors impacting operating margins for the key business segments are as follows:

•                  Domestic company-owned restaurants should see modest margin improvement, as lower food costs (primarily cheese) and the fixed cost leverage of higher sales volumes are expected to be partially offset by higher labor rates and the impact of a greater number of new unit openings in 2007 with their associated pre-opening expenses and time required for sales to ramp up to market averages.

•                  The domestic commissary business unit is expected to have a flat to slightly improved operating margin in 2007 as compared to 2006, as the loss of fixed cost leverage due to one less week of operations in 2007 should be substantially offset by the favorable impact of a fixed dollar mark-up on lower cheese costs and increased sales related to new unit and transaction growth.

•                  Operating losses from the International business unit in 2007 are expected to approximate 2006 levels, as the favorable impact of increased franchise fees and royalties due to the expected level of net unit openings will be substantially offset by increased levels of organizational support and expected operating losses from company-owned units in the United Kingdom and Beijing, China.

•                  Corporate support costs are expected to increase during 2007, primarily in the marketing and systems areas.  Equity-based compensation expense is also expected to be from $1 million to $2 million higher in 2007 than 2006 due to the impact of the vesting period on year-over-year expense recognition.  The increase in both the International organizational and corporate support costs, combined with the equity compensation increase, will result in consolidated general and administrative expenses, as reported externally, approximately 15% higher in 2007 than in 2006.

Net interest expense — Net interest expense for 2007 is expected to be in the $2 million to $3 million range, or approximately double the 2006 amount, due to an increase in the average debt outstanding during the period.  This assumes that the current share repurchase authorization is completed throughout 2007.

Capital Expenditures — Capital expenditures for 2007 are expected to be approximately $50 million.  Roughly one-third of the planned capital expenditures relate to new company-owned restaurant development, one-third relate to cost-reduction measures and one-third is considered maintenance capital for the existing company-owned restaurant portfolio, commissary system and information systems base of assets.  The cost-reduction capital consists primarily of the costs related to the remaining rollout of the WOW ovens in company-owned restaurants, and software and related systems development costs pertaining to the warehousing and transportation functions within the commissary system.

2006 Earnings Guidance Reaffirmed

The company reaffirmed its earnings guidance for 2006, as most recently updated in connection with the third quarter earnings release, of a range from $1.45 to $1.49 per share, excluding the impact of the consolidation of BIBP.  The consolidation of BIBP results for 2006 is expected to increase earnings by approximately $0.33 per share (an increase in operating income of approximately $18.0 million).

The 2006 guidance includes approximately $0.07 per share of earnings related to the 53rd week of operations in 2006 and approximately $0.03 per share of earnings related to the settlement of certain tax issues during the third quarter of 2006.  Accordingly, the base earnings projection for 2006 excluding these items ranges from $1.35 to $1.39 per share.  The 2007 earnings per share guidance range of $1.48 to $1.56 represents an increase of from 8% to 14% over the mid-point of the 2006 projected base earnings range.

Acquisition of Beijing, China Operations from Franchisee

The company also announced the recent acquisition of the operations of its Beijing, China franchisee, consisting of five restaurants, a quality control center and the return of the initial rights for the development of Papa John’s restaurants in Beijing and the surrounding region.  The purchase price was approximately $4.3 million and the results of operations will be included in Papa John’s consolidated results for periods subsequent to the acquisition date of December 5, 2006.

“We are very excited about investing in this important market,” commented Papa John’s president, international Robb Chase.  “Owning and operating restaurants and a quality control center in Beijing will allow us to better understand the China market, better support our franchisees in Asia and allow us to lead by example as we continue to invest and build out this part of the world.”

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies restricting the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including economic, political and health conditions in the countries in which the company or its franchisees operate;

currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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At November 19, 2006, there were 2,994 Papa John’s restaurants (580 company-owned and 2,414 franchised) located in 49 states and 26 countries.  For more information about the company, visit Papa John’s at http://www.papajohns.com.